Russell Investments

Global Code of Conduct

We behave with non-negotiable integrity.

We have a genuine focus on our people, including family, community and personal goals.

We strive to exceed client expectations.

Russell Investments // September 2011

A message from our CEO

Dear Associates,

I’ve had a professional relationship with Russell for more than 25 years, and without question ours has always been a relationship business. Clients build long-term relationships with us because they trust Russell to do the right thing, and I believe it has always been one of the key ingredients of our long term success. Our core value of behaving with non-negotiable integrity is at the heart of these trust relationships, and that means that your actions every day are vitally important to our business success.

Every day, every Russell associate must adhere to the highest standards of professional and ethical conduct, and we must be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients’ interests, or that have the potential to cause damage to our clients and to our reputation.

The Global Code of Conduct and your regional Code of Ethics are designed to guide and support you in your commitment to non-negotiable integrity, and I encourage you to please take the time to read them thoroughly;
learn the rules and the principles behind them, and understand how your actions can continue to build our clients’ trust and confidence in Russell.

Thank you for the important role you play in earning our clients’ trust and maintaining our reputation for non-negotiable integrity.

Sincerely,

Len Brennan
President and CEO Russell Investments

UNITED STATES	CANADA	EMEA	JAPAN	AUSTRALIA	NEW ZEALAND	SINGAPORE
Russell Investments // Global Code of Conduct // September 2011

Trust has never been more important in our business than it is today.

Our clients’ trust and our reputation for non-negotiable integrity are earned in only one way—your actions.

Every day, we all must commit to the highest standards of professional and ethical conduct.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIANEW ZEALAND SINGAPORE

Russell Investments // Global Code of Conduct // September 2011

The Global Code is a guide for each of us as we strive to exceed client expectations.

The Global Code summarizes the values and standards which are critical to our continued success.

You must certify to the Global Code upon hire and annually.

ABOUT THE GLOBAL CODE OF CONDUCT

Overview

Russell has developed this Global Code of Conduct (the “Global Code”) to support our value statements, protect the interests of our clients and reinforce our reputation for non-negotiable integrity by avoiding even the appearance of impropriety in the conduct of our business. The Global Code is intended to promote awareness and serve as a guide for each of us as we strive to exceed client expectations. Russell expects everyone who performs work on its behalf to embrace the spirit of the Global Code.

The Global Code summarizes the values and standards of conduct which Russell believes are critical to our continued success. These values and standards are expanded upon in other more detailed documents, such as your regional Code of Ethics and other regional Compliance policies. Russell’s regional Codes of Ethics provide more detailed information regarding certain policies which are designed to help prevent any of us from engaging in any act, practice or course of business prohibited under applicable securities laws, regulations and rules. Your regional Code of Ethics can be found on your regional Russell intranet site.

It is your responsibility to understand and adhere to the requirements of the Global Code, your regional Code of Ethics and other company policies, as well as applicable laws, regulations and rules—doing so is a fundamental part of your job at Russell.

If you have any questions regarding your obligations, please contact the Compliance Department or other applicable department referenced in the Global Code.

Certifying to the Global Code

All associates are required to certify in writing upon hire and annually thereafter that they (i) received a copy of the Global Code, (ii) read and understand it and (iii) agree to comply with its terms.

Students interning with Russell and temporary and contract associates with terms expected to exceed three months are also required to certify to the Global Code unless a specific exception has been granted by the Compliance Department.

All certifications under the Global Code should be made via the PTA system which can be accessed via the main page of Russell’s intranet site. You may also be required to certify to other Russell policies as determined by the company.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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Promptly report violations of the Global Code and other company policies.

Reporting violations

You are required to promptly report any actual or suspected violations of the Global Code and other company policies to the Compliance Department or other applicable department. Alternatively, Russell has a confidential Ethics Hotline for you to report any actual or suspected instances of unethical or illegal conduct, auditing matters or violations of company policies on the part of another associate, contractor or vendor. If desired, you may also, or as an alternative, report such matters to the Legal Department. Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved. Retaliation against an individual who in good faith reports any actual or suspected violation is strictly prohibited.

You are not required to obey an order to engage in conduct that would violate the Global Code or other company policy.

Concealing or covering up any violation of the Global Code or other company policies is itself a violation. You are not authorized or required to carry out any order or request to engage in conduct which would violate the Global Code or other company policies or to cover up any violation and, if you receive such an order or request, you must promptly report it. You are also required to cooperate fully with compliance and ethics investigations and audits, and to answer questions truthfully to the best of your ability.

The Ethics Hotline is available 24 hours a day, every day, including holidays. Calls may be made on an anonymous basis if desired. Information on how to contact the Ethics Hotline is included at the end of the Global Code.

Each of us has a role in maintaining a productive, respectful and positive work environment.

MAINTAINING A RESPECTFUL WORKPLACE

It is consistent with Russell’s values to treat associates fairly and not be discriminatory. Our employment practices reflect this value as Russell provides and ensures equal opportunity in employment for all qualified persons. Russell will not tolerate discrimination or harassment of any kind in the workplace. Abusive, threatening or violent behavior is strictly prohibited.

Russell has developed policies on a variety of topics which are intended to create a productive, respectful and positive work environment. Each of us has a role in making this a reality by treating each other with respect and dignity in our daily interactions. You should refer to your Human Resources intranet site for more detailed information regarding these policies.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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Be smart about how you communicate sensitive information.

PROTECTING COMPANY, ASSOCIATE AND CLIENT INFORMATION

Overview

We deal with information everyday that is sensitive in many ways. It may be Russell information that is strategic or proprietary, it may be private information about our clients, associates, vendors or others, or it may be investment information that could impact our clients, funds or markets in general if handled inappropriately. You have a duty to think carefully about the information you have access to, be smart about how you communicate it and check with the appropriate sources before disclosing or using information that has any sensitivity.

Protect the confidentiality of sensitive information about Russell, associates and clients.

Confidentiality and privacy

Confidentiality is one of the fundamental duties we owe to our clients and to our fellow associates. We must keep all information about our clients and former clients in strict confidence, including their identity (unless they consent), financial circumstances, security holdings, as well as the advice furnished to them by us.

We must also protect and maintain the confidentiality of other sensitive, proprietary or non-public, personal information which may come into our possession regarding Russell, associates, clients, distributors, vendors and any other persons or entities. You must not disclose such information to anyone outside of Russell without prior authorization from Russell or as mandated by law or regulation. The dissemination of such information within Russell should be restricted only to those of us who have a “need to know” in order to facilitate a particular task or strategic project.

Use Russell’s computer resources in accordance with company policies.

Computer resources

The information created, processed and utilized by Russell is another valuable asset of the company. The loss, destruction, misuse, compromise, loss of integrity or violation of privacy, confidentiality and trust of these assets could severely impact Russell and our clients.

Your use of Russell’s information assets, computer resources, and telecommunication systems, both voice and data, is governed by certain company policies and standards. In particular, when using or accessing the Internet from Russell provided resources, you must not access inappropriate websites. You should refer to the IS Policies Standards and Guidelines for more detailed information regarding your use of Russell’s computer resources. By certifying to the Global Code, you are also certifying that you agree to comply with Russell’s Computer Usage Agreement.

You should report any actual or suspected violation of those IS policies to the Russell Information Security Office.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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Use Russell’s electronic communication systems professionally and not for inappropriate personal communications.

Electronic communications

Russell’s electronic communications systems are intended to facilitate the company’s business objectives. All Russell electronic mail and voice mail systems (including data on these systems), Internet access and computers are the company’s property. Communications via these systems should be understood as written records of the company.

These systems must be used professionally and not for inappropriate personal communications. Avoid exaggeration, colorful or inappropriate language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. You should have no expectation of privacy for any communications that you send, receive or store in Russell’s systems.

All social media on behalf of Russell must be supervised by the Corporate Communications or regional Public Relations teams.

Social media

In recent years, new social media have been introduced at a dizzying pace, including blogs, wikis, instant messaging, YouTube, virtual worlds, and social networks such as Facebook, MySpace and Twitter, to name a few. While the formats may be different, it’s critical to remember that these media involve business and personal communications and publications that are subject to most of the same concerns, and many of the same rules, as other more traditional media. As these media become more common place, new controls and rules are introduced as well.

As with all forms of communication, think about what you’re saying, to whom you’re saying it, and remember that you are a representative of Russell regardless of where you appear.

In any case, you must coordinate all social media infrastructure and communication on behalf of Russell through a Corporate Communications team member or a member of your regional Public Relations team. You should refer to the Social Media Policy for more detailed information regarding your use of social media, for personal or business purposes, related to Russell.

Refer media inquiries to your regional Communications team.

Public statements by associates

Associates are occasionally asked to comment publicly on matters pertaining to the investment industry, financial market activity and other issues involving fact, opinion and policy matters. You must refer all media inquiries to your Communications Department.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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Protect Russell’s intellectual property from unauthorized use, copying or disclosure.

Intellectual property

Russell’s intellectual property is yet another valuable corporate asset. You have a duty to protect Russell’s intellectual property from unauthorized use, copying or disclosure. You should also keep in mind that copyright in all works created by you in the scope of your employment by Russell is owned by Russell, including, but not limited to, writings, software, designs, graphics, photographs, Web sites and other online media.

Copyright in works created by you other than in the course of your employment with Russell is owned by you. However, all works that are created by you other than in the course of your employment with Russell and that contain information on Russell’s business practices, processes or personnel or information that is owned by or licensed to Russell are subject to your Russell confidentiality obligations. You cannot publish any such work unless you have first obtained a written release from your confidentiality obligations approved by your Executive Committee member and by the Office of the Chief Legal Officer.

If you have any questions regarding your obligations related to Russell’s intellectual property, please contact the Corporate Marketing Department or the Legal Department.

Retain and maintain Russell’s business records in accordance with company policy.

Recordkeeping

All business records and information are assets of Russell and must be managed properly to support effective decision making and to satisfy legal, regulatory and operational requirements. Russell is committed to corporate wide compliance to ensure records management is integrated into normal business processes.

You must ensure that Russell’s business records are properly retained and maintained. If you have any questions regarding your recordkeeping obligations, please contact the Corporate Records Department, the Compliance Department or the Legal Department.

Do not place Russell’s interests or your personal interests improperly before the interests of our clients.

MANAGING CONFLICTS OF INTEREST

Conflicts of interest, or even the appearance of them, pose a serious threat to Russell’s reputation for integrity and create serious legal and regulatory risks. In most areas of our business, we are acting in a fiduciary capacity, which means we have a legal duty to act in the best interests of our clients. Even where we are not acting in a fiduciary capacity, Russell’s business depends on the quality and integrity of our investment research and advice.

This means generally that under no circumstances should Russell’s interests or your interests be placed improperly before the interests of our clients. We must strive to avoid conflicts of interest whenever we can, and appropriately manage and, where required, fully disclose all material facts concerning any conflict that does arise with respect to any client.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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Conduct business with the highest professional and ethical standards.

It is critical to keep in mind—always—that potential conflicts of interest may arise in all areas of our business. Several sections in the Global Code, your regional Code of Ethics and other regional Compliance policies are designed to help you avoid and manage specific conflicts.

In any case, the complexity of our business makes it impossible to provide an exhaustive list or a comprehensive set of rules to prevent conflicts of interest in all circumstances. We must consider our clients’ best interests carefully, and avoid taking any action that would call into question the sincerity or objectivity of our recommendations or investment decisions, or lead clients to unsuitable investment choices.

CONDUCTING RUSSELL BUSINESS

Overview

In order to ensure that we satisfy our obligations to our clients, we must conduct Russell’s business in accordance with the highest professional and ethical standards, respecting the company’s clients, prospects, vendors, and other business partners, and complying with applicable legal and regulatory requirements.

Be clear, accurate, balanced and not misleading in any way when communicating with clients and prospects.

Client and prospect communications

Russell endeavors to provide truthful and accurate information in all sales and advertising materials and in all other communications with our clients and prospects. Full disclosure of risks and limitations of our products and services is as important as the accurate portrayal of their benefits and advantages. You have a duty in all verbal and written communications with clients and prospects to be clear, accurate, balanced and not misleading in any way. You should also be familiar with the Compliance Department’s requirements for the review and approval of client and prospect materials.

Do not provide, accept or solicit gifts, entertainment or other items of value for any improper purpose.

Gifts and entertainment

Russell earns business based on the quality of our products and services and selects and manages our service providers on the same basis. You must not provide, accept or solicit gifts, entertainment or other items of value for the purpose of unduly influencing the recipient’s judgment or in return for any business, service or confidential information.

You should refer to your regional Code of Ethics for more detailed information about gifts and entertainment, including specific limitations on the value of permissible gifts.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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Do not provide or accept bribes or kickbacks.

Anti-bribery

Russell offices are located in countries which have adopted various anti-bribery and anti-corruption laws and regulations which prohibit bribes, kickbacks, or other similar remuneration or consideration to government officials, political parties or candidates for public office or others for the purpose of improperly influencing their actions in order to obtain or retain business or to secure any other improper advantage.

You are strictly prohibited from offering, paying or accepting such remuneration or consideration to or from anyone. Also, you should exercise particular care when extending even common business courtesies to public officials. Other than token courtesies, you should not give gifts to or entertain foreign government officials. This policy is not intended to prohibit customary business hospitality, such as paying for reasonably priced meals.

You should promptly report any bribery or corruption concerns to the Compliance Department or the Legal Department.

Report any money laundering concerns.

Anti-money laundering

Russell is committed to preventing the company from being used for purposes of money laundering or the financing of terrorism. In addition to the potential for significant harm to Russell’s reputation, severe civil and criminal penalties exist for violations of anti-money laundering laws and regulations.

No new client should be accepted until their identity has been sufficiently verified in accordance with applicable anti-money laundering laws and regulations in your region. Some of you will be given appropriate training to make sure you understand how the anti-money laundering laws and regulations apply to you and to explain your roles and obligations with respect to Russell’s anti-money laundering program.

You must promptly and discreetly report any suspicious activity or other money laundering concerns to the Compliance Department.

Report any fraud concerns.

Fraud prevention

Russell is committed to preventing, detecting and reporting fraud and to cooperating with other organizations to reduce opportunities for fraud. Fraud can take many forms and includes, but is not limited to, the following:

› theft of company property, including information,

› forgery or alteration of company documents,

› willful destruction or removal of company records,

› falsification of expense claims,

› unauthorized disclosure of confidential information to outside parties, › misappropriation or use of company assets for personal gain,

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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› misappropriation of client assets, › falsification of financial accounts, › acceptance of bribes or gifts to favor third parties, and

› knowingly generating or paying false claims or invoices.

You should remain alert to the possibility of fraud and promptly report any actual or suspected instances of fraud to the Compliance Department or the Legal Department.

CONDUCTING PERSONAL BUSINESS AND TRADING

Overview

Russell recognizes that many of you engage in business, charitable and trading activities during your personal time. Your personal business, charitable and trading activity should never reflect adversely on Russell or give rise to a real or apparent conflict of interest with your duties to Russell or our clients.

Obtain prior approval for outside business activities.

Outside business activities

Russell needs to be aware of your outside business and charitable activities in order to ensure that any potential conflicts of interest do not interfere with your obligations to the company or our clients. You must obtain prior approval from the Compliance Department of any outside business affiliation, employment, or acceptance of compensation from any other person or entity based on any business activity outside the scope of your employment relationship with Russell, including the following:

› accepting directorships, governorships or trusteeships,

› becoming an officer, director or partner of any business organization, › being employed full or part-time by another organization,

› receiving compensation from another organization, and

› engaging in personal or family business opportunities.

You should refer to your regional Code of Ethics or other regional Compliance policies for more detailed information about outside business activities.

Report your investment accounts, securities transactions and holdings.

Personal trading

Due to the potential conflicts of interest inherent in our business as well as specific regulatory requirements, Russell has developed certain standards and limitations regarding your personal trading activity that are designed to minimize these conflicts and ensure that we remain focused on meeting our duties to our clients. In order to ensure that you are trading in your personal investment accounts lawfully and in a manner that avoids actual or potential conflicts between your own interests and the interests of Russell and our clients, you must report certain accounts, holdings and transactions to the Compliance Department.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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The information below summarizes some of the more significant requirements that apply to the personal trading activity of you, your family members and other financial dependents:

› You must disclose certain investment accounts,

› You must submit initial and annual holdings reports and quarterly transactions reports, subject to certain exceptions,

› You must obtain prior approval for certain securities transactions,

› You are prohibited from purchasing a security you have sold in the previous 60 days, or selling a security you have purchased in the previous 60 days,

› You may be prohibited from trading a security that is being traded in a Russell investment strategy,

› You may be prohibited from acquiring securities in an initial public offering, and

› You must obtain prior approval before entering into any private securities transaction, such as a limited partnership or private placement.

You should refer to your regional Code of Ethics for more detailed policies and procedures regarding your personal trading activity.

Do not trade on, or communicate to others, material, non-public information.

Insider trading

From time-to-time, you may come into possession of material, non-public information about securities and companies. Generally, information would be considered “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information is considered “non-public” until it has been disseminated broadly to investors in the marketplace.

You are prohibited from trading, either personally or on behalf of others, including in accounts managed by Russell, on material, non-public information or communicating material, non-public information to others in violation of applicable law. You are also prohibited from taking advantage of our clients by purchasing or selling ahead of client orders.

You should refer to your regional Code of Ethics or other regional Compliance policies for more detailed information about insider trading.

UNITED STATES                                                  CANADA                  EMEA                   JAPANAUSTRALIA    NEW ZEALAND     SINGAPORE

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    CONSEQUENCES FOR VIOLATING THE GLOBAL CODE

Violations of the Global Code or other company policies may result in sanctions, including the termination of your employment.

Any violation of the requirements set forth in the Global Code or other company policies may result in the imposition of such sanctions as Russell may deem appropriate under the circumstances. These sanctions may include, but are not limited to, the following:

› removal or suspension from office,

› letter of censure,

› probation,

› suspension of privileges,

› restitution to the appropriate member of Russell or client of Russell, as management deems appropriate,

› fines, as permitted in the local jurisdiction, and/or

› termination of employment for cause.

In addition to sanctions, Russell may refer any violation to civil or criminal authorities as appropriate.

ETHICS HOTLINE CONTACT INFORMATION

› Russell Associates located in the U.S., and Canada, toll-free:

• 800-932-5378

› EMEA: toll-free following a two step process:

FIRST: dial the AT&T toll-free access code appropriate to the country calling from:

• UK: 0-800-89-0011

• Netherlands: 0-800-022-9111

• France: 0-800-99-0011

• Switzerland: 0-800-89-0011

• South Africa: 0-800-99-0123

SECOND: once connected to AT&T, dial 866-455-1608

› Japan: toll-free by dialing one of the following numbers:

• 00531-11-2754

• 0066-33-801232

• 0044-22-112623

• 0034-800-900105

    › All other Russell Offices: toll-free following a two step process:

        FIRST: dial the AT&T toll-free access code appropriate to the country you are calling from:

• Australia: 1-800-881-011; 1-800-551-155

• Singapore: 1-800-011-1111

• New Zealand: 000-911

• Korea: 00-729-11; 00-309-11

SECOND: once connected to AT&T, dial 1-800-932-5378

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Russell Investments // U.S. Code of Ethics // December 2011

ABOUT THE U.S. CODE OF ETHICS

    Overview

Our business is highly regulated, and Russell is committed as a company to compliance with those regulations. In particular, U.S. regulations require that investment management companies, such as Russell, implement a written code of ethics designed to set forth standards of conduct and promote compliance with federal securities laws related to such topics as conflicts of interest, confidentiality, insider trading, personal trading, outside activities, gifts and entertainment.

Russell’s U.S. Code of Ethics (the “U.S. Code”) has been designed to satisfy this regulatory requirement and help prevent any of us from engaging in any act, practice or course of business prohibited under applicable securities laws, regulations and rules. Further, the U.S. Code has been designed to supplement Russell’s Global Code of Conduct and support Russell’s value statements, protect the interests of our clients and reinforce the reputation of Russell for non-negotiable integrity by providing important details regarding some of the policies summarized in the Global Code of Conduct.

Each of us must recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties at Russell. We must keep in mind that we have a fundamental duty at all times to put our clients’ interests first and that our behavior, including our personal investing activity, must meet our obligations to our clients.

You must adhere to the requirements of the U.S. Code and applicable laws, regulations and rules—doing so is a fundamental part of your job at Russell.

If you have any questions regarding your obligations under the U.S. Code, please contact the Compliance Department.

Certification

All U.S. Associates are considered ”access persons” and are required to certify in writing upon hire and annually thereafter that they (i) received a copy of the U.S. Code, (ii) read and understand it and (iii) agree to comply with its terms.

Students interning with Russell in the U.S. and temporary and contract Associates in the U.S. with terms expected to exceed three months are also considered “access persons” and required to certify to the U.S. Code unless a specific exception has been granted by the Compliance Department.

The individuals described above are also required annually to certify to information concerning their personal security accounts, private securities transactions and other information as described in the U.S. Code. All certifications and reporting required under the U.S. Code must be made via the PTA system which can be accessed via the main page of Russell’s intranet site or through the Compliance tab on Russell’s U.S. intranet site.

Reporting Violations

You are required to promptly report any actual or suspected violations of the U.S. Code and the policies and guidelines referenced in it to the Compliance Department. Alternatively, Russell has a confidential Ethics Hotline for you to report any actual or suspected instances of unethical or illegal conduct, auditing matters or violations of other Russell policies on the part of another Associate, contractor or vendor. If desired, you may report such matters to the Legal Department. Every effort is made to ensure confidentiality while still allowing matters to be properly investigated and resolved. Retaliation against an individual who in good faith reports any actual or suspected violation is strictly prohibited.

Concealing or covering up any violation of the U.S. Code is itself a violation. You are not authorized or required to carry out any order or request to engage in conduct which would violate the U.S. Code or any other company policies or to cover up any violation and, if you receive such an order or request, you must promptly report it. You are also required to cooperate fully with compliance and ethics investigations and audits, and to answer questions truthfully to the best of your ability.

The Ethics Hotline is answered by an outside agency which documents and relays reported matters to a central administrator in Seattle for further investigation. The administrator coordinates and oversees investigation and follow-up and, if required, appropriate corrective action. Calls may be made on an anonymous basis if desired. Each caller is assigned a case number by the outside agency, which the caller may use to call back and receive a status report on his or her call.

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All violations of the U.S. Code will be promptly reported to the applicable Chief Compliance Officer and documented in the U.S. Code of Ethics Violations Log.

The Ethics Hotline is available 24 hours a day, every day (including holidays) at 1-800-932-5378.

CONFLICTS OF INTEREST

Overview

When acting as fiduciaries, we have an affirmative duty of care, loyalty, honesty, good faith and fair dealing to act in the best interests of our clients. Compliance with this duty requires that we avoid conflicts of interest or at least fully disclose all material facts concerning any conflict that does arise with respect to any client. Under no circumstances should the interests of Russell or you be placed improperly before the interests of our clients.

Russell’s business depends in large part on the quality and integrity of our manager research and recommendations. We, therefore, have a strong incentive to ensure that we manage potential conflicts effectively to avoid even the appearance that our recommendations may be compromised. You should avoid taking any action that would call into question Russell’s manager recommendations or lead clients to unsuitable investment choices.

As you know, Russell operates in multiple lines of business in many countries and offers a variety of products and services to a diverse and complex client base. In many instances, Russell may act in a number of different capacities. As a result of this complexity, Russell and you face potential conflicts of interest. For example, potential conflicts may arise if Russell offers a product or service to a client for which Russell also acts in a fiduciary capacity (i.e., as manager or adviser) or if Russell’s corporate interests were to be adverse to those of a client. In addition, conflicts may arise if your personal interests interfere with the interests of Russell or a client.

It is important to note that potential conflicts of interest often arise in the ordinary course of business. Russell’s policies are focused on the identification and management of these potential conflicts. In some cases, potential conflicts may be managed with internal Russell firewalls; in other cases the preferred course of action is transparency through disclosure. In still other cases, the existence of a potential conflict may require that, following disclosure, one party or the other must provide written consent. Finally, in some cases, conflicts cannot be managed and must be avoided outright. In no case should incentives be created that would cause Russell or you to be influenced by a conflict of interest or to fail to properly identify and manage a potential conflict of interest.

Conflicts that are not appropriately managed may harm clients. Even the appearance of a potential conflict that has not been appropriately managed may severely damage Russell’s reputation. You must be able to identify potential conflicts. Many of those potential conflicts and the appropriate manner in which they should be resolved are described below. However, it is impossible to recount all potential conflicts which Russell or you may face.

Although it is not possible to foresee every potential conflict of interest that may arise, you should be sensitive to actual or potential conflicts and bring them to the attention of your supervisor and seek the advice of the Compliance Department when confronted with any conflict of interest issues.

Personal Conflicts

You must avoid situations in which your personal interests conflict with the interests of Russell or a client. Personal influence or personal relationships may not be used improperly in a manner in which you would benefit personally to the detriment of Russell or our clients. You should avoid any situation which might compromise your objectivity or otherwise impair your ability to exercise independence of judgment with respect to business in which you are involved on behalf of Russell or any client. You may not divert directly or indirectly for personal benefit any investment or other business opportunities which come to your attention in the course of your duties at Russell without the written approval of your supervisor and the Compliance Department or Legal Department.

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Company Conflicts

Russell, as a general rule, does not enter into material transactions with its own directors or employees or with enterprises in which they have material personal interests or interlocking relationships. However, where it is determined that it is in Russell’s best interests to make an exception to this general rule, and no client would be adversely affected, the material personal interest or interlocking relationship shall be disclosed to Russell’s Board of Directors and to the board of directors of the relevant Russell subsidiary (with full knowledge of the transaction’s terms and the interests involved, and with any interested director not voting) who must approve the transaction as reasonable and fair to the interests of Russell and not adverse to the interests of any of our clients.

Although not typically presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationships between Russell’s investment funds and the investment advisor or other corporate entities within Russell that provide services to those funds. In such cases, there may be certain individuals who function as officers of, or in a management capacity for, both the funds and the other Russell corporate entities that provide services to the funds.

It is recognized that all such persons will, in the normal course of their duties, establish policies and implement decisions that may have a different effect on the funds than on other Russell corporate entities that are parties to contractual relationships with those funds. Your participation in such activities is inherent in these contractual relationships and is consistent with the performance of any duties you may have as an officer of, or in a management capacity for, those funds. If performed in conformity with the provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, such activities will be deemed to have been handled appropriately.

Examples of unacceptable activities that could, if permitted, create a potential conflict of interest include, but are not limited to the following:

› Favoring investment managers who purchase Russell’s or a Russell affiliates’ products or services including, but not limited to, Russell Index products and Russell implementation services,

› Recommending Russell’s or a Russell affiliate’s investment product or service that may not be appropriate for the client,

› Revealing confidential client information to facilitate the sale of Russell’s or a Russell affiliates’ products or services,

› Inequitable communicating of changes in rankings of investment managers or other fund information, and

› Compensating manager research analysts or consulting staff in a manner that could compromise their objectivity.

General Procedures for Managing Potential Conflicts of Interest

To ensure that potential conflicts of interest are managed properly, Russell has implemented policies and procedures, including, but not limited to, the following:

› Requiring that its associates maintain high ethical standards,

› Documenting, circulating, educating, and requiring employees to acknowledge adherence to this Code, and as required, other written policies and procedures,

› Implementing compensation policies and practices that align the interests of its Associates with those of its clients,

› Maintaining appropriate firewalls among the company’s business units to ensure that confidential client information is secure,

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› Maintaining confidential, non-public client or fund information with a duty of care and with the best interests of the client or fund being the paramount consideration, and,

› Requiring Associates to report, and in some cases, pre-approve items given or received which are subject to Russell’s various gifts and entertainment policies.

Specific Policies for Managing Potential Conflicts of Interest

Investment managers may not be charged fees, or be required to purchase Russell’s or a Russell affiliates’ products or services, in order to be included in Russell’s manager research database. Russell’s existing or potential business relationships with investment managers may not be considered in determining investment manager rankings. You must not offer special consideration to investment managers in the research process as an inducement to purchase our products or services.

New manager ranks, rank changes, and other manager evaluations are to be communicated as soon as practical to Russell’s advisory clients. Prior to communication of changes in manager rankings, deliberations and discussions about a particular manager remain confidential. You must ensure equitable distribution of material information to internal and external clients.

Financial data regarding Russell’s business relationships with investment managers is restricted. Firewalls are to be maintained between manager research activities and Russell’s other business units, such that analysts in manager research do not have access to data that shows the extent to which investment managers have business relationships with other Russell business units.

Client relationships that are spread across several business units may be managed by a designated “relationship manager” or “primary contact,” whose duties include designating the Associates who are entitled to receive confidential client information in order to best serve the interests of that client, and ensuring that potential conflicts of interest are managed properly.

Consulting staff may periodically provide a client with general information about other Russell products or services that are appropriate to that client’s needs. Consulting staff may not, however, provide consulting advice on other Russell affiliates’ products or services to consulting clients. Consulting staff should refer consulting clients who are interested in these other products and services to the appropriate business unit for further information.

If you are aware of a potential conflict of interest that appears unknown to others or unmanaged, you should report such matter to your supervisor and the Compliance Department or the Legal Department.

CONFIDENTIALITY AND PRIVACY

Confidentiality is another fundamental duty we owe to our clients, as well as to our fellow Associates. We must keep all information about our clients and former clients in strict confidence, including their identity (unless they consent), financial circumstances, security holdings, as well as the advice furnished to them by us.

Consistent with Russell’s policy on insider trading described in the following section, you are prohibited from disclosing to persons outside Russell any material, non-public information about any client, the securities investments made by Russell on behalf of any client, information about contemplated securities transactions or information regarding Russell’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes or as required by law.

You must ensure that any disclosure of fund and model portfolio holdings is timed appropriately to avoid having some clients receive such information earlier than other clients.

You must also protect and maintain the confidentiality of other sensitive, proprietary and non-public, personal information which may come into your possession regarding Russell, Associates, clients,

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distributors, vendors and any other persons or entities. You must not disclose such information to any persons or entities outside of Russell without prior authorization from Russell or as mandated by law or regulation. The dissemination of such information within Russell should be restricted only to those of us who have a “need to know” in order to facilitate a particular task or strategic project.

You should be particularly mindful of your obligations to protect confidential information related to the following:

› Business strategies,

› Product design or development plans (including fund closures and mergers),

› Product distribution plans and the identity and nature of arrangements with potential business partners,

› Client or fund information such as holdings, strategies or trading information, or any information about which a client requires confidentiality,

› Private or non-public, personal information regarding clients and Associates,

› Financial results, and

› Legal postures, strategies or proceedings.

If you become aware that the security of any confidential, sensitive, proprietary or non-public, personal information may have been compromised, lost or stolen, you should promptly report the matter to the Compliance Department.

INSIDER TRADING

Overview

From time-to-time, you may come into possession of material, non-public information about public companies and clients. Generally, information would be considered “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Information is consider “non-public” until it has been disseminated broadly to investors in the marketplace.

You may obtain material, non-public information as a result of your conversations with clients, managers and other vendors and distributors who are, or are affiliated with, public companies. Additionally, you may come into contact with trading information about clients (including trading by the Russell funds) through access to client holdings, Russell fund information or Russell Indexes information, through knowledge of manager changes and transitions, and through knowledge of actual orders to be placed through Russell’s trading areas or other Russell fund and client brokers.

U.S. securities laws and regulations make it illegal:

› To trade on material non-public information about public companies, or to provide such information to others who may trade in reliance on such information (i.e., insider trading), and

› To take advantage of clients by purchasing or selling ahead of client orders (i.e., front running).

You are prohibited from trading, either personally or on behalf of others, including in accounts managed by Russell, on material, non-public information or communicating material, non-public information to others in violation of the law and the U.S. Code.

The consequences of engaging in insider trading and front running are severe and include sanction or dismissal by Russell, as well as civil and criminal penalties. If you are not sure whether a securities transaction would violate the law or the U.S. Code because of non-public information in your possession, you should assume that the trade is not permitted until you obtain proper advice to the contrary from the Compliance Department or the Legal Department.

Restrictions

If you obtain or possess material, non-public information concerning any company:

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      ›  You must not purchase, sell, recommend, or direct the purchase or sale of any security of such company. If you communicate material, non-public information to another person or entity who then trades in reliance on such information, you may be subject to sanctions as though you had directly bought or sold the securities for your own account

› You must allow sufficient time to elapse after such information is disclosed to the general public for the investing public to assimilate and evaluate the information, before taking any action for your personal account on the basis of the disclosed facts.

If you possess information about client or fund holdings or trading activity:

› You must adhere to any business-specific policies and procedures concerning the disclosure of holdings and trading information that may apply to you in the course of your duties at Russell.

› You must not purchase or sell a security if you know that the purchase or sale:

•	May permit you to take advantage of the market effect of purchases and sales of securities by Russell or any client of Russell, or

•	Would otherwise compete with transactions of Russell or any client of Russell.

› You must not disclose such information to any person inside or outside of Russell except:

•	To the extent the holdings information has been made public,

•	As reasonably required in the regular course of your duties in furtherance of your obligations to Russell or Russell’s obligations to its clients and the funds,

•	As required by applicable law, or

•	As authorized by a member of Russell’s Executive Committee, Legal Department or Compliance Department.

Russell Index Restrictions

If you obtain confidential information related to changes in the design and construction of the Russell Indexes, or to specific securities under consideration for addition to, removal from, or adjustment within one of the Russell Indexes, you are subject to the firewalls Russell has established to prevent the flow of such information to any business units or Associates, except those with a legitimate need to know such information.

If you possess such information, you may not trade in the securities of any of the constituent companies in the relevant Russell Index during a reconstitution period.

Also, if you possess such information, you may not trade in exchange traded funds or licensed securities or derivatives based on a Russell Index for which you hold material, non-public information.

Watch List

Russell’s Compliance Department maintains a “Watch List” of companies about which Russell or its Associates may be in possession of material, non-public information. If you are a recipient of, contributor to, or otherwise responsible for, maintaining the Watch List or if you are noted on the Watch List as being in possession of material, non-public information (i.e., Associates who are “over the wall”), you may not purchase, sell, recommend, or share your knowledge of the securities appearing on the Watch List. If you are not privy to information noted on the Watch List, you may trade in Watch List securities. However, you should be aware that your trading activity is otherwise subject to oversight by the company.

Reporting Obligations When In Contact With Watch List Information

If Russell is involved in a potential business transaction, business relationship, or other company-related activity that involves potential material, nonpublic information, then the procedures described below should be followed.

The project leader, department manager, or appropriate Executive Committee member shall be responsible for notifying the Compliance Department that a company is to be placed on the Watch List. Information to be provided includes:

› The name of the issuer(s) involved in the engagement or proposed transaction and any code names assigned,

› The name of any other party to the engagement or proposed transaction,

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› The date of the assignment or date upon which monitoring of securities transactions should begin,

› The nature of the engagement or proposed transaction, and

› The names of all Associates who have knowledge of the information.

In addition to the initial reporting of a company to be placed on the Watch List to the Compliance Department, the project leader, department manager or appropriate Executive Committee member shall also be responsible for:

› Maintaining confidentiality of information received in connection with an engagement or proposed transaction,

› Ensuring that any changes or additional information relating to the engagement or proposed transaction that are related to this Watch List procedure are communicated to the Compliance Department,

› Approving any additional Associates who are brought “over the wall” on an engagement or proposed transaction, particularly those Associates from other business units of Russell, and notifying the Compliance Department of such additions,

› Notifying the Compliance Department of any instances in which confidential information may have been inadvertently passed to someone outside the scope of the engagement or proposed transaction, and

› Contacting the Compliance Department to delete a company or issuer from the Watch List.

Confidential Information Relating to an Engagement or Proposed Transaction

Information concerning the billing or payment of client fees and expenses may inadvertently “tip” Associates to the existence of an engagement or proposed transaction.

To preserve the confidentiality of such information, the project leader, department manager or appropriate Executive Committee member shall:

› With the assistance of the Chief Financial Officer, select a limited number of accounting personnel to handle all accounting work on the engagement or proposed transaction,

› Assign code names for all communications with assigned accounting personnel, and

› Promptly notify assigned accounting personnel of any new or changed information that is relevant to the engagement or proposed transaction.

Information storage and communications are key elements in maintaining the confidentiality of engagements and proposed transactions. Project participants should follow the procedures below when in possession of information relating to an engagement or proposed transaction:

› Utilize assigned code names, whenever possible, in communications,

› Maintain hardcopy files in locking file cabinets; electronic files should be encrypted and maintained in special system libraries, and

› In all cases, access should be limited to only those Associates actively participating on the project team.

Transmission of hardcopy information internally should be made using “Confidential” envelopes. Use of e-mail should be avoided unless proper encryption protocols are utilized.

PERSONAL TRADING

In order to ensure that you trade in your personal investment accounts lawfully and in a manner that avoids actual or potential conflicts between your interests and the interests of Russell and our clients, you must report certain securities transactions and holdings to the Compliance Department through the PTA system which can be accessed via the main page of Russell’s intranet site or through the Compliance tab on Russell’s U.S. intranet site.

The information below summarizes some of the more significant requirements that apply to the personal trading activity of you, your family members and other financial dependents:

› You must disclose certain investment accounts,

› You must submit initial and annual holdings reports and quarterly transactions reports, subject to certain exceptions,

› You must obtain prior approval for certain securities transactions,

› You are prohibited from purchasing a security you have sold in the previous 60 days, or selling a security you have purchased in the previous 60 days,

› You may be prohibited from trading a security that is being traded in a Russell investment strategy,

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› You may be prohibited from acquiring securities in an initial public offering, and

› You must obtain prior approval before entering into any private securities transaction, such as a limited partnership or private placement.

You should refer to the “U.S. Personal Trading Policy and Procedures” in Appendix 1 for more detailed information about your personal trading obligations.

OUTSIDE ACTIVITIES Overview

Your involvement in activities outside of Russell may present conflicts of interest as well. You must obtain prior approval from the Compliance Department through the PTA system of any outside business affiliation, employment or acceptance of compensation from any other person or entity based on any business activity outside the scope of your employment relationship with Russell, including the following:

› Accepting directorships, governorships or trusteeships,

› Becoming an officer, director or partner of any business organization,

› Being employed full or part-time by another organization,

› Receiving compensation from another organization, and

› Engaging in personal or family business opportunities.

With regard to any outside employment or business affiliation:

› You must avoid any business activity, outside employment or professional service that competes with Russell or conflicts with the interests of Russell or its clients unless you have received prior written approval from the Compliance Department.

› You must disclose to your supervisor and the Compliance Department any situation that could present a conflict of interest or the appearance of a conflict of interest with Russell or any client and discuss how any attendant risks are controlled.

› You may not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

› You may not use Russell resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other business activity outside Russell.

The Compliance Department may discuss any request for approval of an outside activity with your supervisor and other appropriate Associate with knowledge relevant to the request as necessary before deciding whether to approve or deny the request.

In order to serve on the board of directors of a publicly traded company, in addition to obtaining prior approval from the Compliance Department, you must obtain prior approval in writing from Russell’s Chief Executive Officer and its Chief Legal Officer.

In addition to approval from the Compliance Department, outside employment or affiliations of Russell’s CEO must be approved by Russell’s Chief Legal Officer and its Board of Directors or the Audit Committee of the Board.

Service with Community Organizations

Philanthropy is an important component of Russell’s corporate responsibility and we should contribute positively to the social, civic, educational and cultural vitality of communities in which we operate. Service with community organizations does not require prior approval, subject to the following conditions:

› If it can be reasonably anticipated that you will provide investment advice or other services of a similar nature to those offered by Russell to the community organization, you must obtain prior written approval from the Compliance Department, Russell’s CEO and the Chief Legal Officer.

› If Russell provides services to the community organization that you are affiliated with, you should report the information to the Compliance Department.

› If you are to be compensated by the community organization or by a third party for services rendered to the community organization, you must obtain prior approval from the Compliance Department.

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› If you are a member of a community organization board or otherwise may influence the decision whether to employ Russell or an unrelated service provider that may utilize the services of Russell, you must abstain from participating in the selection of the service provider or Russell.

› With the exception of activities undertaken on behalf of organizations with which Russell has some formal participatory relationship (e.g., Pierce County United Way campaign), you may not use Russell resources, including computers, software, proprietary information, letterhead and other property in support of any such engagement without Russell’s prior consent.

› All potential conflicts of interest, including the fact that you are employed by Russell, must be memorialized in writing to the appropriate individual within the community organization.

Honoraria

Associates are frequently asked to attend events sponsored by business, educational, civic, and charitable organizations. Such engagements may involve Associates in their professional capacities as representatives of Russell or in their personal capacities as members of an organization or of the community. These organizations frequently offer to pay an honorarium, or to reimburse the Associate for reasonable and customary travel expenses incurred in attending the event.

When acting in a personal capacity:

› You may accept honoraria or gifts, provided that the organization providing the honorarium or gift is not a client, vendor, supplier or money manager under Russell review. The honorarium or gift, however, must be reported to the Compliance Department as described below under the Gifts and Entertainment section.

› You may also accept awards from civic, charitable, educational or religious organizations for recognition of your services or accomplishments outside the scope of your capacity as a representative of Russell and those awards are not considered gifts or outside compensation and are not required to be reported.

When acting in a professional capacity as a representative of Russell:

› You should not accept cash or cash equivalent honoraria, and should tactfully decline such offers. However, if any organization insists upon payment of an honorarium, you should advise the organization that the honorarium will be donated to a Russell-sponsored community organization through Russell’s Government and Community Relations Department.

› Any gifts given to you are subject to Russell’s gifts and entertainment policies.

› You may accept reimbursement from organizations for ordinary and customary travel and lodging expenses incurred in connection with an engagement that has been approved by your supervisor.

› You should also consider coordinating any speaking engagement with the Corporate Communications Department.

PERSONAL POLITICAL CONTRIBUTIONS

Overview

To promote transparent and fair dealings with all of Russell’s clients, and specifically those that are government entities, Russell has adopted a Political Contributions Policy. This policy requires reporting of some political contributions made by associates and their immediate family members and places limitations on certain contributions. You should refer to the policy document for more detailed information on limitations and reporting requirements. By certifying to the U.S. Code of Ethics, you are also certifying that you agree to comply with Russell’s Political Contributions Policy [link].

GIFTS AND ENTERTAINMENT

Overview

It is Russell’s policy to earn business based on the quality of our products and services and to select and manage our service providers on the same basis. Accordingly, you should not provide or solicit gifts, entertainment or other items of value for the purpose of unduly influencing the recipient’s judgment or in return for any business, service or confidential information. This policy applies to gifts, entertainment, events and charitable contributions.

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Russell is subject to various regulatory and industry organizations that have policies and rules that should be considered when giving or receiving gifts and entertainment. You should also be aware that many Russell clients and prospects—notably, government plans and those subject to ERISA—have their own strict policies on the giving and receiving of gifts, entertainment and other contributions. You should be prepared to discuss these policies with clients or prospects before arranging entertainment or providing gifts.

Also, individual business units may impose additional or more restrictive requirements than those set forth in the U.S. Code due to specific regulatory requirements or a management decision to apply stricter standards than those required by law or regulation.

Gifts

You may give and accept gifts with values of up to $100 per recipient per calendar year to or from clients, distributors of Russell’s investment products, vendors or suppliers to Russell, or money manager firms reviewed by Russell. You must report gifts given or accepted with values in excess of $25 per person in the PTA System. The value of a gift is the amount paid for the gift or a reasonable estimate thereof, not including the cost of special logos or inscriptions.

Gifts of cash or its equivalent (including gift certificates or gift cards if they are redeemable in full or in part for cash) are not permitted. Tickets to sporting events or shows, rounds of golf, etc. are considered gifts unless both you and the person(s) giving or accepting the tickets, golf, etc. attend the event, in which case the event is considered entertainment—this applies even if you pay for the event with your own money.

You should tactfully refuse or return a gift with a value of more than $100, unless to do so would embarrass the giver or prejudice a business relationship. If a gift with a value of more than $100 is accepted for business reasons, you must report it to the Compliance Department and remit the amount of the gift’s value in excess of $100, or give the gift itself, to Russell’s Government and Community Relations for appropriate disposition.

No prior approval or reporting is required for the items given or accepted as described below and they do not count toward the $100 limit on individual gifts:

› Personal gifts (wedding, birthday, etc.) provided that (i) you pay for the gift with your own money and (ii) the gift is not related to Russell business. In determining whether an item of value is a personal gift, you should consider whether you would otherwise give the gift or receive the gift if there were no business relationship,

› Promotional materials (logoed golf balls, pens, etc.) with a value of less than $25,

› Recognition gifts not related to sales, such as those received in recognition of community service, if the gift cannot reasonably be considered to influence your judgment and if to refuse would appear discourteous,

› Prize drawings with values of no more than $100, such as door prizes, at events sponsored by vendors or others seeking to do business with Russell, if eligibility is open to anyone in attendance, attendance goes beyond solely Russell Associates, and it is awarded on the basis of bona fide chance or skill. However, Associates who sponsor such events where attendance is restricted to the employees from one single fund distributor or money manager company must appropriately report those items as gifts, and

Entertainment

Entertainment must not be lavish or excessive so as to appear to unduly influence the judgment of the recipient, or otherwise appear improper. There is no specific dollar amount that represents “lavish or excessive entertainment”—this is a judgment call that you must make on a case-by-case basis in advance of the entertainment. Expense reimbursement requests that are considered “lavish or excessive” after the fact may be rejected and/or subject to review and potential sanctions.

In determining whether any entertainment is reasonable and not lavish or excessive, you should consider whether the primary purpose of the entertainment is to spend quality time with the client, prospect or vendor and how will it appear to others outside of the business relationship.

If you are hosting the entertainment, but are not present for it, the value of the entertainment is considered a gift subject to the requirements outlined above. Likewise, if a third party hosting the entertainment is not present and you attend the event, the entertainment is considered a gift to you. If the entertainment includes “gifts” (e.g. souvenirs, pro shop equipment, etc.), those items are subject the gift reporting requirements described above.

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You should tactfully refuse the provision of lavish, excessive or frequent acts of entertainment or other hospitality that may create an impression of impropriety. Likewise, you should not host lavish, excessive or frequent acts of entertainment or other hospitality that may create an impression of impropriety.

For more detailed information about entertainment and other expenses, you may refer to Russell’s “Global Travel and Entertainment Policy” which can be accessed through the Finance intranet site.

Travel Paid by Others

Associates may occasionally be invited to out-of-town meetings, seminars, or site visits by third parties doing business with or seeking to do business with Russell. You should consider whether offers to pay for transportation and lodging made by a client, vendor, or other entity with which Russell conducts, or is considering conducting business, are appropriate for the situation or give the appearance of impropriety. Where such offers do give the appearance of impropriety, you should tactfully refuse the offer. In some cases, it will be more appropriate for Russell to pay for your expenses related to the event.

Factors to consider include whether the offer is made in connection with an event which primarily serves a business purpose, whether the offer has been extended to others similarly situated on a comparable basis, whether the travel is for legitimate company business and whether it may be more appropriate for Russell to cover the expenses. Certain business units may have more restrictive policies and you should contact your supervisor with any questions.

TRAINING AND EDUCATION

The Compliance Department will provide you with training and education regarding the U.S. Code on a periodic basis. You are required to attend any training sessions and/or read any applicable training materials provided by the Compliance Department.

CONSEQUENCES FOR VIOLATING THE CODE

Any violation of the requirements set forth in the U.S. Code or the policies referenced in it may result in the imposition of such sanctions as Russell may deem appropriate under the circumstances. These sanctions may include, but are not limited to, the following:

› Removal or suspension from office, › Letter of censure,

› Probation,

› Suspension of privileges,

› Restitution to the appropriate member of Russell or client of Russell, as management deems appropriate,

› Fines as permitted by law, and/or

› Termination of employment for cause.

In addition to sanctions, Russell may refer any violation to civil or criminal authorities as appropriate.

ADMINISTRATION OF THE CODE

Exceptions to the Code

Exceptions to the U.S. Code may be granted only in very limited circumstances and only if the exception in question does not involve any opportunity for abuse and does not conflict with any client interest. You must submit a written request for an exception to the Compliance Department describing the nature of the exception and the reason it is being sought.

Restriction on Use of Code

The U.S. Code is intended for the use of Associates in connection with their job-related duties. However, copies of the U.S. Code may be requested by clients or prospects or other outside persons or entities on occasion. All copies of the U.S. Code provided to any outside person or entity must be delivered in read-only format.

Amendments to the Code

The Compliance Department may provide you with material amendments to the U.S. Code from time-totime and you must provide the Compliance Department with a written acknowledgment that you have received the amendments and agree to comply with terms of the amendments (outside the annual certification process).

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Appendix 1

U.S. Personal Trading Policy and Procedures

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OVERVIEW

Due to the potential conflicts of interest inherent in our business, Russell has developed these Personal Trading Policies and Procedures (the “Policy”) regarding your personal trading activity which are designed to minimize those conflicts and ensure that we remain focused on meeting our duties to our clients. In order to ensure that you are trading in your personal investment accounts lawfully and in a manner that avoids actual or potential conflicts between your own interests and the interests of Russell or our clients, you must report certain accounts, holdings and transactions through the Personal Trading Assistant (“PTA”) system as described in more detail below.

You should refer to the Glossary Section for more detailed information regarding the key terms used in this Policy.

You should also refer to the Summary Information Sheet at the end of this Policy for a concise, but not exhaustive, listing of the requirements.

REPORTING YOUR ACCOUNTS

What Accounts Must Be Reported

You must report any investment account over which you direct or have the ability to direct the account’s investments or any account in which you or any of the following individuals has a Beneficial Ownership interest:

› your spouse, domestic partner or minor children, and

› any other financial dependent living in your household,

AND the account holds or is capable of holding a Covered Security.

Such accounts shall be referred to as Reportable Accounts and you and the individuals described above shall be collectively referred to as Covered Persons.

Reportable Accounts include brokerage accounts, retirement accounts, employee stock compensation plans and transfer agent accounts. Reportable Accounts also include Discretionary Accounts and those accounts from which a Covered Person benefit indirectly, such as a family trust or family partnership, and accounts in which a Covered Person has a joint ownership interest, such as a joint brokerage account.

You are not required to report any accounts maintained within the Russell Investment Program for Associates (“RIPA”) or other Russell-sponsored retirement or benefit plans because those accounts are otherwise under supervision by Russell.

You are also not required to report 529 plans or similar college savings plan if the account holds only unaffiliated open-end mutual funds or commingled vehicles.

Please contact the Compliance Department if you hold any securities in physical certificate form or if you are not sure if a particular account is required to be reported.

When Must Accounts Be Reported

You must report all of your Reportable Accounts within 10 days of commencing employment with Russell or otherwise becoming subject to the U.S. Code of Ethics. You must also report any new Reportable Account promptly and prior to placing a trade in that account.

How Must Accounts be Reported

You must notify the Compliance department of your Reportable Accounts via the PTA system which can be accessed from Russell’s intranet site. A Quick Reference Guide with more detail about how to report accounts can be found on the PTA system homepage.

You must also notify the financial institution at which your Reportable Account is maintained that you are associated with Russell whose affiliated entities include FINRA member firms. The Compliance Department will notify the financial institution maintaining your Reportable Account whether you have Russell’s permission to maintain the account and will direct the financial institution to forward duplicate transaction confirmations and statements to Russell.

More detail about the type of information required to be reported for your Reportable Accounts can be found in the Glossary Section.

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Electronic Data Feed Broker-Dealers

In order to take advantage of the efficiencies provided by electronic data feeds of your trading activity from your broker-dealer into PTA, you are strongly encouraged to open any new accounts at, and to transfer existing accounts to, a firm that provides electronic data feed capabilities. Russell’s preferred list of broker-dealers with electronic data feed capabilities include the following:

› Charles Schwab › E*Trade
› UBS
› TD Ameritrade › Scottrade
› Morgan Stanley

REPORTING YOUR HOLDINGS AND TRANSACTIONS

Initial and Annual Holdings Reports

You must report within 10 days of commencing employment with Russell or otherwise becoming subject to the U.S. Code of Ethics an Initial Holdings Report which includes all of your Covered Securities holdings. You must not make any personal trades until an Initial Holdings Report has been submitted.

You must also submit Annual Holdings Reports which must account for both discretionary and non-discretionary transactions. You can satisfy the requirement to submit Annual Holdings Reports by ensuring that the Compliance Department receives duplicate trade confirmations and statements for your Reportable Accounts and reviewing the accuracy of your information in the PTA system on a regular basis.

More detail about the information required to be reported for your Initial and Annual Holdings Reports can be found in the Glossary Section.

Quarterly Transaction Reports

Except as provided below, you must submit no later than 30 days after the end of each calendar quarter, a Quarterly Transaction Report of all transactions in Covered Securities by you or a Covered Person during the quarter. You can satisfy the requirement to submit Quarterly Transaction Reports by ensuring that the Compliance Department receives duplicate trade confirmations and statements for your Reportable Accounts and reviewing the accuracy of your information in the PTA system on a regular basis.

More detail about the information required to be reported for your Quarterly Transaction Reports can be found in the Glossary Section.

Exceptions to Transaction Reporting Requirement

(1) DISCRETIONARY ACCOUNTS

You are not required to submit a Quarterly Transaction Report with respect to transactions in securities held in accounts over which a Covered Person had no direct or indirect influence or control, such as a Discretionary Account. You are required, however, to report the accounts and submit Initial and Annual Holdings reports for such accounts as described above.

(2) AUTOMATIC INVESTMENT PLANS

You are not required to submit a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan. You are required, however, to report the accounts and submit holdings reports for such accounts as described above.

OBTAINING APPROVAL FOR YOUR TRADES

Pre-Clearance of Covered Securities Transactions

Except as provided below, you must obtain prior approval (i.e., “pre-clearance”) through the PTA system of all transactions in Covered Securities in a Reportable Account. You are not required to obtain pre-clearance for trades in Exempt Securities.

Pre-cleared trades are valid in the PTA system until the end of the next trade date. If a pre-cleared trade is not executed within this time period, you must cancel the pre-clearance request in the PTA system. (including limit orders). If you want to keep the order open at your broker, you must resubmit the preclearance request in the PTA system at the end of the next trade date.

Also, if the terms of the order are changed, or if the order is withdrawn or cancelled and subsequently re-entered at a later time, you must cancel the preclearance request and submit another pre-clearance request in the PTA system for the new order.

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When requesting pre-clearance of a trade, you must certify that:

› The trade is not based on material, non-public information, and

› To the best of your knowledge, the trade does not conflict with any current investment activity of any Russell client or fund.

Exceptions to Pre-Clearance Requirement

(1) DE MINIMIS TRANSACTIONS

You may trade up to the lesser of 500 shares of a particular equity security, ADR or closed-end mutual fund in a rolling 7 calendar day period without preclearance provided the total market value of the trade does not exceed $25,000. In other words, if the trade or series of trades of a particular equity security, ADR or closed-end mutual fund within a rolling 7 calendar day period exceeds 500 shares or $25,000, you must pre-clear the trade(s) in the PTA system.

You may trade up to 5 contracts for options on an equity security in a rolling 7 calendar day period without pre-clearance.

You may also trade up to $50,000 par value in a particular fixed income security in a rolling 7 calendar day period without pre-clearance.

Transactions which qualify for these de minimis exceptions must be traded in a reported account and are subject to all other provisions of this Policy and the U.S. Code of Ethics.

You are discouraged from executing de minimis transactions immediately following denial of a preclearance request.

(2) DISCRETIONARY ACCOUNTS

Although you are required to report Discretionary Accounts as described above, you are not required to obtain pre-clearance of transactions in Discretionary Accounts, provided that the following conditions are met:

› At the time such account is initially reported or opened, you provide a copy of the executed Discretionary Advisory Agreement to the Compliance Department,

› You provide an additional representation, when entering the account information through PTA, that transactions in the account are, in fact, effected on a discretionary basis by the investment advisor,

› In the event that you participate in any decision regarding purchases or sales in the account, such transactions must be pre-cleared,

› You will be required to attest annually to the account’s continued discretionary status, and

› Russell reserves the right to contact your advisor to verify the discretionary status of the account.

(3) AUTOMATIC INVESTMENT PLANS

You are not required to obtain pre-clearance for transactions in a Reportable Account pursuant to an Automatic Investment Plan. Additional purchase and sales that are not automatic, however, must be pre-cleared.

(4) CERTAIN MUTUAL FUNDS

You are not required to obtain pre-clearance for transactions in non-affiliated open-end mutual funds. You are also not required to obtain pre-clearance for transactions in Russell Investment Company funds made through RIPA or other Russell-sponsored retirement or benefit plans.

However, you are required to obtain pre-clearance for all transactions in Russell Investment Company funds, including money market funds, in accounts maintained outside of RIPA or other Russell-sponsored retirement or benefit plan. You are also required to report and pre-clear all transactions in all Affiliated Mutual Funds. You are also required to report and pre-clear all transactions in closed-end mutual funds in excess of the de minimis exception amounts.

(5) EXCHANGE TRADED FUNDS

You are required to report, but not required to pre-clear, transactions in unaffiliated exchange traded funds (ETFs). You are required to report and pre-clear all transactions in affiliated ETFs.

Short Sales, Margin Transactions and Options

You may engage in short sales and margin transactions and purchase and sell options provided you obtain pre-clearance and meet all other provisions of the U.S. Code of Ethics and this Policy. You should keep in mind, however, that these types of transactions can have unintended consequences.

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For example, any sale by a broker to cover a margin call or a short position will be in violation of these provisions unless it is pre-cleared or otherwise subject to an exception to the pre-clearance requirement. Also, any volitional sale of securities acquired at the expiration of a long call option will be in violation of these provisions unless it is pre-cleared or otherwise subject to an exception to the pre-clearance requirement.

OTHER PROHIBITED OR RESTRICTED INVESTMENTS

Initial Public Offerings

You are prohibited from acquiring securities in a U.S. initial public offering. However, you may purchase securities after the U.S. initial public offering is completed and the underwriting has terminated. On a case by case basis, you may purchase securities in an initial public offering outside the U.S. subject to local jurisdiction regulations and only after obtaining prior approval from the Compliance Department.

60-Day Limitation on Purchase and Sales

Except for Exempt Securities and ETFs, you are restricted from repurchasing a security you have sold in the last 60 days, or selling a security you have purchased in the last 60 days. This requirement also applies to a security purchased or sold under the de minimis exception to the pre-clearance requirement.

7-Day Blackout Period

You are prohibited from buying or selling a security that is being traded in a Russell investment strategy, as may be determined by Russell within seven (7) calendar days of the execution date. Pre-clearance requests for trades in these securities will be denied.

Private Securities Transactions

You are prohibited from acquiring any security issued in a Private Securities Transaction, such as a limited offering or private placement, without prior approval from the Compliance Department obtained through the PTA system. Approval may be granted after a review of the facts and circumstances, including the following:

› Whether an investment in the securities is likely to result in future conflicts with any client interests, and

› Whether you are being offered the opportunity due to your employment at or association with Russell.

Compliance may contact your supervisor to discuss the proposed transaction prior to approving it. The Compliance Department will update your holdings information to reflect such transaction if approved.

Derivatives (Options and Futures)

You may trade in certain financial derivatives, which are based on generally recognized indexes and single stocks. More complex derivatives may be restricted by the Compliance Department. Associates are required to contact Global Compliance Operations prior to purchasing financial derivatives, in order to obtain additional information on restrictions and how these trades are processed from a personal trading perspective. In addition, associates should be prepared to discuss the characteristics of the derivative product and the underlying securities or financial products on which the derivative is based in order to provide assurance that the financial derivatives will not provide an opportunity for unlawful trading.

Products Based On A Russell Index

If you are involved in the composition, computation, method of stock selection or data collection for the Russell Indexes, you are prohibited from trading in any licensed derivative product based on a Russell Index.

Restricted List

Trading securities on the restricted list is prohibited, unless the trade is under the de minimis exception amounts.

OTHER EXCEPTIONS

Under very limited circumstances, an exception to the provisions of this Policy not otherwise described above may be granted on a case-by-case basis if it is determined that the proposed conduct involves no opportunity for abuse and does not conflict with client interests. Requests for such exceptions must be made in writing to the Compliance Department and describe the nature of the exception and the reason it is being requested.

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GLOSSARY

Affiliated Mutual Funds: Affiliated Mutual Funds include the following fund families:

› Russell Investment Company Funds, › Russell Investment Funds,

› State Street Global Advisor Fund,

› AssetMark Funds advised by Russell, and

› All other investment funds domiciled inside or outside the United States that are managed or advised by a Russell affiliate.

Affiliated Exchange Traded Funds (ETFS): Affiliated ETFs include any exchange traded funds domiciled inside or outside of the United States that are managed or advised by a Russell affiliate. ETFs based on Russell indexes that are not managed or advised by a Russell affiliate are NOT considered affiliated ETFs.

Associate: The term Associate includes Russell’s employees, directors and officers. However, the term Associate shall not include disinterested trustees or directors of Russell, or any affiliated investment company of Russell.

Automatic Investment Plan: An Automatic Investment Plan means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation (i.e., dividend reinvestment plan, a payroll reduction plan or employee retirement plan contribution).

Beneficial Ownership: Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Act of 1934, as amended. In general, a person has beneficial ownership of a security if such person has or shares (i) voting or dispositive power with respect to such security and (ii) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

Covered Security: Covered Security shall mean a security as that term is defined in Section 2(a)(36) of the 1940 Act including commodities contracts as defined in Section 2(a)(1)(a) of the Commodity

Exchange Act, except that it shall not include Exempt Securities. Generally speaking, securities include any note; stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit sharing agreement; collateral trust certificate; pre-organization certificate of subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a security; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this policy, the term Covered Security also includes exchange traded funds and shares of Affiliated Mutual Funds.

Discretionary Account: A Discretionary Account is one from which a Covered Person could benefit, but over which the Covered Person has no investment discretion or influence. An example of a Discretionary Account would be a professionally advised account about which you will not be consulted or have any input on specific transactions placed by the investment manager prior to execution.

Exempt Securities: Exempt Securities include securities issued by the government of the United States or a foreign government; bankers’ acceptances; bank certificates of deposit; commercial paper; high-quality, short-term debt instruments, including repurchase agreements; shares of open-end investment companies (mutual funds) registered under the Investment Company Act of 1940 (except as noted previously); and Unit Investment Trusts that are invested exclusively in one or more open-end funds.

Initial and Annual Holdings Reports: Initial and Annual Holdings reports must contain, at a minimum, the following information current as of a date not more than 45 days prior to the date of the report:

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› The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Covered Person has any direct or indirect beneficial ownership,

› The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit, and

› The date the Associate submits the report.

Personal Securities Transactions: Personal Securities Transactions include transactions that occur outside normal market facilities or outside a securities brokerage account and include, but are not limited to, limited offerings, private placements, unregistered securities, private partnerships and investment partnerships.

Quarterly Transaction Reports: Quarterly Transaction Reports must contain, at a minimum, the following information about each transaction involving a Covered Security in which the Covered Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

› The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved,

› The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition),

› The price of the security at which the transaction was effected,

› The name of the broker, dealer or bank with or through which the transaction was effected, and

› The date the Associate submits the report.

Reportable Accounts: The information required to be reported regarding a Reportable Account includes the following:

› The name of the broker, dealer or bank with whom the Covered Person established the account,

› The date the account was established, and

› The date that the report is submitted by the Associate.

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U.S. Personal Trading Policy and Procedures
Summary Information Sheetlear:

Stock (common and preferred) or other equity securities, including any security convertible into equity securities, in excess of the de minimis exception amounts
Bonds and notes in excess of the de minimis exception amounts
Closed-end mutual funds in excess of the de minimis exception amounts
American Depositary Receipts (ADRs) in excess of the de minimis exception amounts
Affiliated mutual funds trading through financial institutions other than the Russell Investment Program for Associates (RIPA) or various Russell retirement accounts, including affiliated money market funds
Affiliated Exchange Traded Funds (ETFs)
Reporting of Transactions Required, but No Pre-Clearance Required
(You can satisfy the reporting requirement by ensuring that the Compliance Department receives duplicate trade confirmations and statements):

Security transactions in discretionary accounts (i.e., associate has no direct or indirect influence or control)
Stock and bond transactions below the de minimis exception amounts
Un-Affiliated Exchange Traded Funds (ETFs)
Non-volitional transactions (i.e., splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.)oing of Transactions Required:
Securities issued by the government of the U.S. or a foreign government
Bankers’ acceptances, CDs, commercial paper
Open-ended, non-affiliated mutual funds, including money market funds
Affiliated mutual funds trading through the Russell Investment Program for Associates (RIPA) or various Russell retirement accounts
529 Plans or similar college savings plan if the account holds only unaffiliated open-end mutual funds or commingled vehicles.
De Minimis Exception to Pre-Clearance Requirement
You may trade up to the lesser of 500 shares of a particular equity security, ADR or closed end mutual fund in a rolling 7 calendar day period without pre-clearance provided the total market value of the trade does not exceed $25,000. In other words, if the trade or series of trades of a particular equity security, ADR or closed-end mutual fund within a rolling 7 calendar day period exceeds 500 shares or $25,000, you must pre-clear the trade(s) in the PTA system.
You may trade up to 5 contracts for options on an equity security in a rolling 7 calendar day period without pre-clearance. You may  also trade up to $50,000 par value in a particular fixed income security in a rolling 7 calendar day period without pre-clearance.
Transactions which qualify for these de minimis exceptions must be traded in a reported account and are subject to all other provisions of the U.S. Personal Trading Policy and Procedures and the U.S. Code of Ethics.
Prohibited Transactions and Other Restricted Activities
Participating in initial public offerings of any U.S. securities is prohibited
Participating in initial public offerings outside the U.S. requires pre-approval by Compliance
Participating in private securities transactions, such as limited offerings/private placements requires pre-approval
Purchasing a security you have sold in the last 60 days, or selling a security you have purchased in the last 60 days is prohibited, except for exempt securities and ETFs.
Trading securities on the restricted list is prohibited, unless the trade is under the de minimis exception amounts.

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Prohibited Transactions and Other Restricted Activities (CONTINUED)
You may trade in certain financial derivatives, which are based on generally recognized indexes and single stocks. More complex derivatives may be restricted by the Compliance Department. Associates are required to contact Global Compliance Operations prior to purchasing financial derivatives, in order to obtain additional information on restrictions and how these trades are processed from a personal trading perspective. Futures on single stocks are prohibited.

If you are involved in the composition, computation, method of stock selection or data collection for the Russell Indexes, you are prohibited from trading in any licensed derivative product based on a Russell Index.

Reportable Accounts
Reportable Accounts include any investment account over which you direct or have the ability to direct the account’s investments or any account in which you, your spouse, domestic partner, minor children or any other financial dependent living in your household has a Beneficial Ownership interest, AND the account holds or is capable of holding a Covered Security.

Reportable Accounts include brokerage accounts, retirement accounts, employee stock compensation plans and transfer agent accounts. Reportable Accounts also include Discretionary Accounts and those accounts from which a Covered Person benefit indirectly, such as a family trust or family partnership, and accounts in which a Covered Person has a joint ownership interest, such as a joint brokerage account.

You are not required to report any accounts maintained within the Russell Investment Program for Associates (“RIPA”) or other Russell-sponsored retirement or benefit plans because those accounts are otherwise under supervision by Russell.

You are also not required to report 529 plans or similar college savings plan if the account holds only unaffiliated open-end mutual funds or commingled vehicles.
Please contact the Compliance Department if you hold any securities in physical certificate form or if you are not sure if a particular account is required to be reported.
Covered Securities
Covered Securities means a security as that term is defined in Section 2(a)(36) of the 1940 Act including commodities contracts as defined in Section 2(a)(1)(a) of the Commodity Exchange Act, except that it shall not include Exempt Securities. Generally speaking, securities include any of the following:

› stock › bond › note
› Affiliated Mutual Fund, including affiliated money market fund
› exchange traded fund › debenture
› evidence of indebtedness
› certificate of interest or participation in any profit sharing agreement
› collateral trust certificate
› pre-organization certificate of subscription › transferable share

› investment contract; voting-trust certificate › certificate of deposit for a security
› fractional undivided interest in oil, gas, or other mineral rights
› any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof)
› any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency
› any interest or instrument commonly known as a security
› any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Exempt Securities
Exempt Securities include the following:
› securities issued by the government of the United States or a foreign government
› bankers’ acceptances
› bank certificates of deposit › commercial paper
› high-quality, short-term debt instruments, including repurchase agreements

› shares of open-end investment companies (mutual funds) registered under the Investment Company Act of 1940 (except as noted above)
› unit investment trusts that are invested exclusively in one or more open-end funds

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